EXHIBIT 13.2

Disclaimer: No money or other consideration is being solicited for our Regulation A+ offering at this time and if sent in to Royalty Flow will not be accepted. No offer to buy securities in a Regulation A+ offering of Royalty Flow can be accepted and no part of the purchase price can be received until Royalty Flow’s offering statement is qualified with the SEC. Any such offer to buy securities may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. Any indication of interest in Royalty Flow’s offering involves no obligation or commitment of any kind. The securities to be offered will be highly speculative. Investing in shares of Royalty Flow will involve significant risks. Investment will be suitable only for persons who can afford to lose their entire investment. Furthermore, investors must understand that such investment could be illiquid for an indefinite period of time. No public market currently exists for the securities, and if a public market develops following the anticipated offering, it may not continue. This contains forward-looking statements. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing events or developments that Royalty Flow expects or anticipates will occur in the future, including but not limited to, the success of its crowdfunding campaign, listing on a securities exchange and development of a market for its securities, and its business strategy, including acquiring future royalties. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties, including without limitation: Royalty Flow’s ability to execute its equity crowdfunding and future growth strategies, the state of the music industry and payment under royalty interests, and the future popularity of Eminem. Should one or more of these risks or uncertainties materialize, or should any of the Royalty Flow’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Royalty Flow’s forward-looking statements. Except as required by law, Royalty Flow disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained here.

OFFERING PAGE

How to Invest in the Eminem

Royalties with Royalty Flow

After nearly 15 years of declining revenues, the music industry has shown two years of growth.1

But until now, there’s been no way for an investor to participate directly in the industry.

That is, until we created Royalty Flow.

_________________

1 http://www.statista.com/statistics/272305/global-revenue-of-the-music-industry/

1

Royalties are paid based on the usage of intellectual property like music copyrights. So, when someone plays a song, the owner of the rights on that song earns a royalty.

Royalty Flow offers a solution. Royalty Flow is a unique opportunity for investors to gain direct exposure to the music industry’s growth through premium royalty streams.

Here’s how...

The Opportunity

The music industry is booming right now: Royalty Exchange CEO (CNBC "Closing Bell" 9/25/2017)

For the last 15 years, we believe the industry has been the victim of:

•	piracy

•	disaggregation of music from physical albums to digital singles

•	a lack of transparency

You can see the results of that bear market in the chart below. But notice one thing... the industry started growing again in 2015.

2

Source: IFPI/Midia Research

This recovery has been driven by digital streaming.

Subscriptions to digital streaming services like Spotify, Apple Music and Amazon have been a game changer for the industry. Music streaming generated approximately $3.9 billion in 2016, according to trade group IFPI.

In December 2016, Goldman Sachs projected that streaming revenues would grow to about $14.1 billion by 2030. Eight months after this forecast, it doubled the prediction to $28 billion after learning that streaming was growing faster than anyone expected.

This January, Nielsen issued a report finding that total music consumption in 2017 increased 12.5%, with audio on-demand streaming increasing 58.7% in the U.S. alone.

So let’s talk about the first catalog in Royalty Flow...

The First Asset

Fans Will Soon Be Able to Invest In Royalties From Eminem's Catalog (USA Today 9/25/2017)

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The first acquisition of Royalty Flow will be a portion of the producer royalties from the work of hip-hop superstar Eminem. Specifically, all of Eminem’s musical works created between 1999 and 2013. We’re acquiring this interest from the Bass Brothers, the Detroit producers who discovered Eminem in the 90’s.

We’re very excited about this acquisition because this catalog is growing substantially. Total revenues grew 43% from calendar year 2015 to 2016. Compare that to the overall music industry growth of 6% in the same timeframe (according to the IFPI). And like broader industry trends, that growth was driven by streaming.

As of June 30, 2017, the catalog’s earnings grew an additional 39% over the last half of 2016. Streaming income alone generated about $2 million for just the first half of 2017, nearly equal the $2.3 million it generated the entire year prior. And that was before his new album was released in December of last year.

The Eminem Catalog earned more than $82 million in royalties for FBT Productions from 1999 through the first half of 2017 (for 100% of the interests). The following table illustrates all payments in United States dollars from the Eminem Catalog to FBT since payments commenced in 1999 through 2016 (on a calendar year basis), including regular royalty payments and payments resulting from audits and litigation settlements. Historical results are not indicative of future performance. The Company is not entitled to any of the historical payments.

Eminem is a good example of the kind of artist that we believe will perform well in the modern streaming environment:

•	Eminem is one of the best-selling artists of all time and the best-selling hip-hop artist ever--11 No. 1 albums and five No. 1 singles.

•	Globally, he has sold more than 172 million albums.

•	And the ultimate sign of a great artist: long-term relevance. This catalog has three albums currently charting on the Billboard 200 that are among the top 20 longest-charting albums of all time, and one is the longest-charting hip-hop album in history.

[Note: Eminem is not directly involved. Royalty Flow and Royalty Exchange are working with his former producers, FBT Productions, who earn royalties on a portion of Eminem’s catalog.]

Royalty Flow parent company Royalty Exchange has already purchased 15.67% of this catalog owned by Eminem’s original producers--FBT Productions. Upon the closing of the IPO, we intend to acquire the 9.33% remaining in the royalties. And once the IPO closes, ownership of this asset will transfer to Royalty Flow, where shareholders will have the opportunity to earn dividends based on its future performance.

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The Market

Investors Betting Big On Music (The Tennessean 12/15/2017)

The owners of royalty rights get paid based on the following uses:

In addition, royalties:

•	generate cash flow

•	are long-term assets (royalties are paid for the life of the artist + 70 years)

The Model

Royalty Securitization (Harvard Journal of Law & Technology 10/23/2017)

When people think of music royalties, they typically think of the big-name artists. But, there’s actually an entire ecosystem of contributing songwriters, producers, and other artists behind every hit song. This rightsholder ecosystem consists of hundreds of thousands of people. These individuals don’t have the same financing options as the celebrities they support, who can simply go on tour or sign endorsement deals.

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Royalty Exchange and Royalty Flow offer a new opportunity for these rights-holders--flexible financing arrangements that give rights holders control over how much they want to make available to investors, how they want to keep, and the ability to retain their copyright.

This is a first for the music industry, but not without precedent.

The Process

Royalty Flow Rides Towards Impressive IPO On Eminem’s Coattails (Investing.com 11/28/2017)

Royalty Flow is designed to put shareholders closer to where value is created within music business. By not owning the copyright and instead partnering with great managers/operators, Royalty Flow doesn’t have to take on the overhead costs that are required for labels and publishers.

Royalty Flow can then continue to buy great assets and grow free cash flow per share. It intends to return capital to shareholders through dividends, the first of which we expect to pay within the first 12 months.

There are 2 things you should know about Royalty Flow.

Capital Efficiency

The nice thing about royalty businesses is that they are generally capital light.

As we acquire royalty streams, we believe we’ll collect the royalties without having to make substantial investments in overhead.

Overseeing this process is asset management veteran Ben Piggott, who joined Royalty Flow as CEO at the beginning of the year. Ben is a 15-year veteran of the asset management business, who joins us after serving as a small cap growth investment analyst and sector money manager at Fidelity. Royalty Flow is a capital allocation business and we’re delighted to have Ben join us. Ben will focus on maximizing risk-adjusted returns for investors and driving free cash flow per share.

Shareholder Liquidity

After the IPO closes, we intend to list Royalty Flow on the NASDAQ.

Additional Deals

As you know, we intend to start by acquiring the Eminem catalog, but we intend to acquire additional royalty streams. As we acquire additional royalty assets, we believe our free cash flow per share will increase, allowing us to send more capital back to our shareholders.

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Here's how we're going to think about new acquisitions...

A Track Record of Royalty Income

The first thing we look at when making a royalty acquisition is: does the asset have a track record of earning royalty income? Royalty Flow does not plan on speculating on unproven artists or catalogs. We’re looking for assets with earnings history that we expect will generate substantial income in the future. Our goal when we are deploying capital is to achieve a 8-16% unlevered return.

Passive Interests Only

We plan to acquire non-operating interests. Since we’re not acting as a record label or publisher, we expect it will keep our cost base lower and will allow us to reward shareholders. We want to work with owners of great assets who want to maintain a substantial economic interest. We believe that will allow us to acquire great assets that other players in the space either can’t or won’t buy.

Established Operating Partners

We’re looking for operators of assets that have a track record of great stewardship. We believe FBT is an excellent steward of the Eminem royalties--demanding consistent earnings audits and vigorously protecting their rights against infringement.

What to Do Next If You’re Interested

Would you buy a cut of your favorite artists' royalties? (NPR Marketplace 12/5/2017)

We’re using Regulation A+ of the JOBS Act to raise capital for this purpose, so any investor can participate in this initial public offering.

Royalties from intellectual property are interesting because you buy or create an asset once and then get paid every time it's used. Imagine your investment benefiting every time someone streams, downloads, or buys a CD from any of the catalogs Royalty Flow acquires.

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The summary below highlights key terms of the Royalty Flow IPO. It does not contain all of the information that may be important to you. Please read our SEC Form 1-A filing for full details.

•	Shares in Royalty Flow are priced at $7.50 per share.

•	We’re seeking to raise a minimum of $11,000,000 and a maximum of $50,000,000.

•	The minimum investment amount is $2,250 (300 shares).

•	The IPO shares are Class A common stock. Each share has 1 vote. Royalty Exchange owns all of the Class B common stock, which has 10 votes per share.

•	Dividend Policy: We intend to pay a growing and sustainable cash dividend derived from available cash received from the royalty interests we acquire.

•	Aligning Royalty Exchange’s interests with Royalty Flow’s shareholders is an important part of our business model, and creates a recipe for success. Royalty Exchange (the issuer) will retain 20% economic ownership in Royalty Flow at the closing of the IPO (but no more than 20%, regardless of the amount raised).

How To Participate

We are pleased to announce that we have retained investment bank Maxim Group to lead the rest of the IPO fundraising for Royalty Flow.

For more information, click here to head over to the Maxim Group’s investment portal.

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FAQ

What is Royalty Flow?

Royalty Flow is a specialty financing company that will acquire and manage royalty interests in media assets. We will focus on royalties derived from intellectual property (IP) in the media industry.

Royalty Exchange, our controlling shareholder, creates financing options for IP owners and royalty investment opportunities for investors.

What am I buying?

Buying shares of Royalty Flow means you are an owner of Royalty Flow. Royalty Flow will be entitled to receive royalty income from the catalogs it manages.

The first such asset will be the sound recording royalty income from a portion of the producer's share of Eminem's 1999-2013 catalog; including every solo recording, his side projects (with other artists such as Rihanna, Dr. Dre and music from the movie soundtrack for "8 Mile"), and the videos created for each of the recordings.

Can I sell my shares?

Shortly after the Regulation A+ offer is closed, Royalty Flow plans to list on the NASDAQ Capital Market, for which Royalty Flow has received conditional approval. This conditional approval requires that we meet the $15 million publicly held stock requirement, and a few other requirements. Assuming that we meet the conditions, we will trade under the symbol “RLTY.” See “The Offering” in our Offering Circular.

What are shares of Royalty Flow being sold for?

During the Regulation A+ offering, Royalty Flow shares will be priced at $7.50.

How long will the Regulation A+ offer last?

The offering opened in November 2017. There is no specific date set for the end of the offer, but we expect it to remain open until mid to late March. Management will make an announcement seven days in advance of the closing of the offering.

Can international investors participate in the Regulation A+ offering through M-Vest?

Only U.S.-based investors can participate in this offering through M-Vest.

What is Regulation A+ and how is it different from crowdfunding sites like Kickstarter?

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Regulation A+ allows non-accredited investors to participate in securities offerings for start-ups. By subscribing for securities in Royalty Flow, you are purchasing an equity interest in Royalty Flow (ie, you will own a piece of Royalty Flow), which entitles you to future potential dividends. Kickstarter is a crowdfunding platform in which the rewards are based on product tiers, and do not involve equity.

Read more here from the SEC about Regulation A+ offerings

What's the difference between buying during the Regulation A+ offering or on a public exchange?

The Regulation A+ offering will give you first access at a fixed per-share price of $7.50, with a minimum buy-in of $2,250 for 300 shares. If publicly traded, our trading price will fluctuate and you will be able to buy the securities of Royalty flow at prevailing market prices, which may be higher or lower than the offering price.

Will I have to pay taxes on earnings?

As with other equity investments, you'd have to pay taxes on any dividends received and on any profits from the sale of your shares.

How is Royalty Exchange involved?

Royalty Flow was created as a subsidiary of Royalty Exchange, which retain a 20% share of Royalty Flow ownership regardless of the amount raised. For a more detailed explanation of the relationship between Royalty Exchange and Royalty Flow, see “Offering Circular Summary – About the Company” in our Offering Circular.

Is there a minimum investment?

Yes, the minimum investment to participate in this Regulation A+ offering is $2,250 for 300 shares.

How much is Royalty Flow trying to raise?

Our goal is to raise between $11 - $50 million.

What is Royalty Flow using the proceeds of the offering for?

The proceeds from the initial offering will be used first to acquire a portion of the royalties from the FBT-Eminem catalog. We plan to use any remaining funds to acquire additional premium catalogs with a proven history of success to add to and diversify the Royalty Flow holdings. For a full discussion of the interests being acquired, please see “Offering Circular Summary – Acquired Interests” in our Offering Circular.

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What are royalties?

Royalties are payments made from one party (sometimes referred to as the "licensee") to another (the" licensor") for the right to make use of an asset. The asset can be virtually anything -- from music, to tangible assets like minerals and oil, to intellectual property like copyrights, trademarks and patents. Royalty payments are often calculated as a percentage of the revenue generated by the asset's use.

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Royalty Flow Video Script

Today, I’m going to share the details of a new investment opportunity. This does involve the sale of securities, so I’d like to encourage you to read the important information on the screen right now. And remember, at any point during this presentation, you can find the same information at the bottom of the screen. Please read it.

After nearly 15 years of declining revenues, the music industry is rebounding.2

But until now, there’s been no way for an investor to participate directly in this growing industry.

That is, until we created Royalty Flow.

Royalties are paid based on the usage of intellectual property like music copyrights. So, when someone plays a song, the owner of the rights on that song earns a royalty.

Music growth

After 15 years of declining revenues, we believe that the music industry has turned the corner.3

After revenues increased slightly in 2015, U.S. recorded music industry revenues increased 11% in the US alone. That’s the first year of double-digit growth since 1998. Driving this is really streaming revenues, to the tune of $3.9 billion worldwide last year.4

And according to Goldman Sachs, this isn’t an isolated blip and this isn’t the end, it’s just the beginning. Analyst Lisa Yang predicts global music industry revenues will increase to $41 billion by 2030, also driven by streaming. She expects paid streaming will jump to $28 billion by 2030. That’s over a 7x growth rate in the next 13 years.5

_____________________

2 http://www.statista.com/statistics/272305/global-revenue-of-the-music-industry/

3 http://www.billboard.com/articles/business/7744268/riaa-us-music-industry-2016-revenue-double-digit-growth

4 ibid

5 Yang, Sugiyama, et. al. GS Music in the Air Series, “And the beat goes on…” 8/28/2017

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No direct access

Although the growth in the music business has attracted a lot of attention, there is no “pure play” way to invest.

The major record labels and music publishers are not standalone public companies, so investors who want to participate in that growth have no direct way to do so. Sony Music, for instance, contributes less than 10% to the broader Sony conglomerate, and Universal Music is tied up among Italian telecoms within Vivendi.

And while SiriusXM and Pandora are public companies, they’re the services PAYING this increase in streaming royalties, not collecting them. So where can an investor go to participate in the growth of these underlying royalty streams?

Selected assets

Royalty Flow is a unique opportunity for investors to gain direct exposure to the music industry through the acquisition of premium royalty streams.

The symbiotic relationship Royalty Flow has with Royalty Exchange, its stockholder, is expected to create a pipeline of new deals thanks to the outreach Royalty Exchange conducts daily within the rightsholder ecosystem.

Let me speak quickly about this ecosystem where I expect deals to come from. There are hundreds of thousands of rightsholders who aren’t necessarily the mainstream artist, but who contribute behind the scenes. These individuals don’t have the same financing options as the celebrities they support, who can simply go on tour or sign endorsement deals.

Previously, these rightsholders had very limited options. They either had to sell all their catalog, or nothing, and didn’t have much transparency with their options. Royalty Exchange and Royalty Flow offer a new opportunity for these rightsholders-- flexible financing arrangements that give rightsholders control over how much they want to make available to investors, how much to retain, and the ability to retain their copyright.

Royalty Flow is designed to put shareholders closer to where value is created within the growth of the music business. By not owning the copyright and instead partnering with great managers and operators, Royalty Flow doesn’t have to take on the overhead costs that are required for labels and publishers to be successful.

Royalty Flow plans to continue acquiring great assets and grow free cash flow per share, and we plan to distribute available cash to shareholders through dividends.

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The first asset

In Royalty Flow’s case, the first asset will be the producers share of sound recording royalties from hip-hop superstar Eminem. This includes all of Eminem’s work from 1999-2013. That means all of his solo albums, side projects when he raps with Rihanna, Jay-Z and Dr. Dre and the videos you see on Youtube and other streaming services.

This catalog grew 43% last year despite the fact that Eminem hadn’t released a new album since 2013 at the time. Driving this growth is streaming revenue, which grew 76% over 2015.

And, as you probably know, Eminem released his latest album in December. While we won’t earn royalties from that new album, we believe that the new release will boost the earnings of Eminem’s older songs.

We’re very excited to start with this asset and we intend to grow the business by acquiring other great royalty assets to add to our portfolio.

There are 3 other things you should know about Royalty Flow…

Capital Efficiency

The nice thing about royalty businesses is that they are generally very capital efficient. Capital efficiency is the measure of how much a business has to reinvest in order to maintain or grow revenue.

As we acquire royalty streams, we believe we’ll collect the royalties without having to make substantial increases in our corporate overhead.

Shareholder Liquidity

After the IPO closes, we intend to list Royalty Flow on the NASDAQ. In fact, we’ve already received conditional approval to do so. This is very exciting. This conditional approval means that if meet the $15 million publicly held stock requirements and a few other requirements, then we’ll trade on the NASDAQ with the ticker “RLTY”.

Pipeline of Deals

As you know, we intend to start by acquiring the Eminem catalog but we intend to acquire additional royalty streams. As we acquire additional royalty assets, we expect our free cash flow per share to increase, allowing us to make dividends to our shareholders and reinvest into our business.

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What to Do Next If You’re Interested

We’re using Regulation A+ of the JOBS Act to raise capital for this purpose, so any investor can participate in this initial public offering.

Royalties from intellectual property are interesting because you buy or create an asset once and then get paid every time it's used. Imagine your investment benefiting every time someone streams, downloads, or buys a CD from any of the catalogs Royalty Flow acquires.

The summary below highlights key terms of the Royalty Flow IPO. It does not contain all of the information that may be important to you. Please read our SEC Form 1-A filing for full details.

•	Shares in Royalty Flow are priced at $7.50 per share.

•	We’re seeking to raise a minimum of $11,000,000 and a maximum of $50,000,000.

•	The minimum investment amount is $2,250 (300 shares).

•	Dividend Policy: We intend to pay a cash dividend derived from available cash received from the royalty interests we acquire.

•	Aligning Royalty Exchange’s interests with Royalty Flow’s shareholders is an important part of our business model, and creates a recipe for success. Royalty Exchange (our current owner) will retain 20% economic ownership in Royalty Flow at the closing of the IPO (but no more than 20%, regardless of the amount raised).

How To Participate

We are pleased to announce that we have retained the investment bank Maxim Group to lead the rest of the IPO fundraising for Royalty Flow. This will allow us to identify institutional investors who also believe in the long-term merits of our business model.

To find out more, click here to head over to the Maxim Group’s investment portal.

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Email 1:

Subject Line:

According to Barron’s “The music business is headed for a growth spurt…”

What’s happening to the music biz?

Body:

Did you read what Barron’s Investing said about the music business in the January 15th, 2018 issue?

“The music business is headed for a growth spurt, as more listeners sign up for subscription services such as Spotify.”

-	Barron’s Investing[6]

According to Nielsen, total music consumption increased 12.5% in the US last year, and on demand streaming activity increased 58.7%7.

And while industry-wide stats are not yet in, check out how well the major labels are doing...

•	Sony Music reported an 8.2% increase in recorded music revenues, driven by a 37.3% increase in streaming revenues.[8]

•	Warner Music Group recorded music revenues increased over 10%, with streaming revenues increasing 48%.[9]

•	Universal Music Group’s recorded music revenues jumped over 11%, with streaming up over 23%.[10]

While you can’t invest directly in the major labels without investing in their parent companies as well… there is a way to potentially participate in this industry growth.

Royalty Flow gives you the chance to not only invest in the growth of the music business, but we do so by putting you as close to where the value is… the royalties themselves.

_________________

6 http://www.barrons.com/articles/vivendi-looks-cheap-in-light-of-spotifys-valuation-1515813894

7 http://www.nielsen.com/us/en/insights/reports/2018/2017-music-us-year-end-report.html

8 http://www.musicbusinessworldwide.com/sony-music-streaming-revenues-top-1bn-in-first-nine-months-of-2017/

9 http://www.musicbusinessworldwide.com/warner-streaming-revenue-jumps-48-in-fy2017-as-recorded-music-sales-top-3bn/

10 http://www.billboard.com/articles/business/8039651/universal-music-group-q3-2017-revenue-grows-streaming

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Our goal is to pick only high performing music catalogs poised to benefit from this new music landscape.

Learn more about the Royalty Flow IPO by clicking here.

Email 2

Subject Line: About the FBT-Eminem Royalties

Body:

You already know that the music business is growing, and forecasted to grow further over the next decade.

But there are catalogs that are expected to outperform the music industry generally.

For instance, just look at the earnings derived from Royalty Flow’s proposed first acquisition, a portion of Eminem’s 1999 - 2013 sound recording catalog belonging to the rap superstar’s former producers—FBT Productions.

While the global music business grew 5.9% from 2015 to 201611, audited financials for this catalog show a 43% increase in earnings.

What’s more, it did so without introducing new music. So if new music wasn’t driving this growth, what did? The answer… streaming.

The FBT-Eminem catalog’s 2016 growth rate reflects a 76% increase in revenues generated by streaming services over the year prior. That’s significantly more than the 60% the worldwide music industry grew in the same timeframe.12

In the month since Eminem released his new album, he went from being the 12th most-streamed artist on Spotify to the third. And while his new album is not included in this catalog, several of the songs that are included remain among the top five of his most-streamed tracks.

_______________

11 http://www.ifpi.org/news/IFPI-GLOBAL-MUSIC-REPORT-2017

12 http://www.ifpi.org/news/IFPI-GLOBAL-MUSIC-REPORT-2017

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Learn more about the Royalty Flow IPO by clicking here.

Email 3

Subject: Royalty Flow IPO

Body:

Thank you for your interest in the Royalty Flow IPO.

We’ve made a few changes since the offer originally went live. Rather than list it all here, please go to the page linked below that sums up not only our updates, but the overall opportunity.

Learn more about the Royalty Flow IPO by clicking here.

Email 4

Subject:

Music Streaming Service vs. Royalty Company

Body:

If you’re like us, and you think the music business has the potential to increase in value over the next decade, which company would you rather buys shares in? The music service paying royalties, or the music companies collecting them?

Royalty Flow offers a compelling alternative to investing in Spotify. Consider this… about 70% of Spotify’s revenues are paid to rightholders.13 Royalty Flow, meanwhile, is a company that will collect these royalties based on the catalogs it will acquire.

The first acquisition we intend to make is the 1999 - 2013 sound recording catalog belonging to the rap superstar Eminem’s original producers—FBT Productions.

You can view the full model, financials, and other investment terms here.

____________

13 http://techcrunch.com/2017/03/18/dictate-top-40/

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Click here for more information about Royalty Flow

Email 5

1 Week Before Close Deadline Email

Subject:

Royalty Flow IPO expected to stop taking subscriptions in 7 days

Body:

A week from today, the opportunity to participate in the Royalty Flow IPO will end.

As you know, Royalty Flow is a way investors can get direct exposure to the music industry’s growth, through royalty assets. The first catalog we intend to acquire is the FBT-Eminem royalties,

But it’s not the only catalog Royalty Flow intends to add. After the IPO closes, we intend to identify and acquire additional assets.

Click here for more information

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